723 THE PARKWAY BUILDING LEASE

This Lease Agreement (this "Lease") is made effective as of October 1, 2002 by and between The Parkway Building, Limited Liability Company ("Company"), and Nuvotec, Inc. ("Nuvotec"). The parties agree as follows:


1. PREMISES. The Company, in consideration of the lease payments provided in this Lease, leases to Nuvotec, office space as follows: 10,000 square feet (approximate) in the building located at 723 The Parkway, Richland, Washington 99352, including the attached list of furniture and equipment.

2. TERM. The lease term will begin on October 1, 2002 and continue for a period of three (3) years, thus ending on September 30, 2005. The term may be extended by mutual written agreement of the parties.

3. LEASE PAYMENTS. Commencing October 1, 2002, Nuvotec shall pay to the Company, in advance on the first day of each month during the term of the Lease, as rental for the Premises, the sum of Twelve Thousand Eight Hundred Twenty-five Dollars (12,865.00).

      Lease payments shall be made to the Company at: 303 Columbia Point Drive, Richland, Washington 99352, or at such other address as may be changed from time to time by the Company. If Nuvotec fails to make any rent payment within ten (10) days of receipt of written notice, Nuvotec shall pay a late payment fee of One Hundred Dollars ($100.00). Any payments which Nuvotec must make to the Company under the terms of this agreement which are not made within ten (10) days of receipt of written notice shall carry interest on the unpaid amount at the rate of eighteen percent (18%) or the legal maximum rate, whichever is lower, per annum from the date due until paid. Nuvotec shall be charged Twenty-five Dollars ($25.00) for each check that is returned to the Company for lack of sufficient funds.

4. USE OF PREMISES. Nuvotec may use the Premises only for business offices. The Premises may be used for any other purpose only with the prior written consent of the Company. Nuvotec shall notify the Company of any anticipated extended absence from the Premises not later than the first day of the extended absence.

5. MAINTENANCE. Nuvotec shall have the responsibility to maintain the Premises in a neat, clean, and sanitary manner at all times. The Company shall be responsible for all maintenance expenses associated with the Premises. Any required capital improvements to the Premises shall be the responsibility of the Company.


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6.    UTILITIES AND SERVICES. The Company shall be responsible for providing janitorial, electrical, water, refuse removal, and sewer utility services in connection with the Premises.

7. PARKING. Nuvotec shall be entitled to use the parking on the west side of the Building in which the Premises are situated in common with other tenants of the Building. Parking is also available in what is referred to as the Jadwin lot, said parking lot located to the north of the Premises just off Knight Street.

8. ALTERATIONS. Nuvotec may make improvements to the Premises after having first obtained the written approval of the Company, said approval not to be unreasonably withheld or delayed. The cost of the improvements shall be paid entirely by Nuvotec. Further, Nuvotec shall hold the Company harmless from any cost or expense arising from the construction or installation of the improvements.

      Any improvements or alterations shall comply with all applicable laws, regulations, codes, and deed restrictions. Any structural improvements or additions made to the Premises by Nuvotec during the term of this Lease shall become the property of the Company unless at the time the Company approves the improvement or addition the Company advises Nuvotec that the improvement or addition must be removed at the end of the term and the Premises resorted to the condition it was in prior to the construction of the addition or improvement.

      All improvements shall be constructed in good and workmanlike fashion. No alterations or improvements will be allowed which will adversely affect the value or utility of the Premises.

9.    SIGNS. Nuvotec, at its expense, may install signs on the Premises.

10. PROPERTY INSURANCE. The Company and Nuvotec shall each be responsible to maintain appropriate insurance for their respective interests in the Premises and property located on the Premises. Nuvotec shall name the Company as an additional insured on its liability policy.

11. INDEMNITY REGARDING USE OF PREMISES. Nuvotec agrees to indemnify, hold harmless, and defend the Company from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which the Company may suffer or incur in connection with Nuvotec's use of the Premises.

12. DANGEROUS MATERIALS. Nuvotec shall not keep or have on the Premises any article or thing of a dangerous, inflammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, including but not limited to any hazardous substance as defined by State or Federal laws or regulations governing environmentally hazardous materials, unless the prior written consent of the Company is obtained and proof of adequate insurance protection is provided by Nuvotec to Company.


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13.   TAXES. Taxes attributable to the Premises or the use of the Premises shall be as follows:

      Real Estate Taxes - The Company shall pay all real estate taxes and assessments for the Premises.

      Personal Taxes - Nuvotec shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Nuvotec's use of the Premises.

14. MECHANICS LIENS. Neither Nuvotec nor anyone claiming through Nuvotec shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Nuvotec agrees to give actual advance notice to any contractors, subcontractors, or suppliers of goods, labor, or services that such liens will not be valid.

15. DEFAULTS. Nuvotec shall be in default of this Lease if Nuvotec fails to fulfill any lease obligation or term by which Nuvotec is bound. Subject to any governing provisions of law to the contrary, if Nuvotec fails to cure any financial obligation within ten (10) days (or any other obligation within thirty (30) days) after written notice of such default is provided by the Company to Nuvotec, the Company may take possession of the Premises without further notice, and without prejudicing the Company's rights to damages. In the alternative, the Company may elect to cure any default and the cost of such action shall be added to Nuvotec's financial obligations under this Lease. Nuvotec shall pay all costs, damages, and expenses suffered by the Company by reason of Nuvotec's defaults.

16. DISPUTES. Any dispute and/or claim related to this Lease, which the parties cannot settle by mutual agreement, may be resolved through an appropriate Administrative Disputes Resolution (ADR) or legal proceeding. As a condition precedent to a legal proceeding by a court of competent jurisdiction, the dispute and/or claim must be submitted first to mediation. Pending resolution of any dispute and/or claim, the parties shall proceed diligently with the performance of this Lease.

17. JURISDICTION. This Lease shall be governed by and construed in accordance with the laws of the State of Washington and any action brought to enforce any provision or obligation hereunder shall be brought in a court of competent jurisdiction in Benton County, Washington.


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18.   ATTORNEY'S FEES. If either party brings any action or proceeding to enforce, protect, or establish any right or remedy under this Lease, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the non-prevailing party. Mediation is an action or proceeding for the purpose of this provision. The "prevailing party" means the party determined by the court or mediator to most nearly have prevailed.

19. ASSIGNABILITY/SUBLETTING. Nuvotec may not assign or sublease any interest in the Premises without the prior written consent of the Company, said consent not to be unreasonably withheld. The sublease to PAC is hereby considered to be approved.

20. NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

      THE COMPANY:

      The Parkway Building, Limited Liability Company
      121 Fairwood Court
      Richland, WA 99352


      NUVOTEC:

      Nuvotec, Inc.
      723 The Parkway, Suite 200
      Richland, WA 99352

      Such addresses may be changed from time to time by either party by providing notice as set forth above.

19. DAMAGE BY FIRE OR OTHER CASUALTY. If the Premises are destroyed by fire or other casualty, this lease will immediately terminate. In case of partial destruction or damage, so as to render the Premises untenantable, as determined by Nuvotec, Nuvotec may terminate the lease by giving written notice to the Company within fifteen (15) calendar days thereafter; if so terminated, no rent shall accrue to the Company after such partial destruction or damage; and if not so terminated, the rent will be reduced proportionately by supplemental agreement hereto effective from the date of such partial destruction or damage.

20. ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.


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21.   SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

22. WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

23. CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative and shall not be construed as exclusive unless otherwise required by law.

24. GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of Washington.


THE COMPANY:

         The Parkway Building, Limited Liability Company



         /s/ Robert L. Ferguson                                        10/01/02
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         Robert L. Ferguson, A Member                                    Date



NUVOTEC:

         Nuvotec, Inc.


         /s/ Ronald B. Melton                                          10/01/02
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         Ronald B. Melton, President & COO                               Date


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EXHIBIT A

LIST OF FURNITURE AND EQUIPMENT INCLUDED WITH LEASE

None.

[NOTE: The furniture and equipment on the premises of 5710 Bedford Street, Pasco, Washington as of May 1, 2004 were sold to Vivid Learning Systems, Inc. as part of the share exchange agreement between Vivid Learning Systems, Inc. and ImageWorks Media Group, Inc.]


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